Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS AUGUST SALES
-- Comparable Store Sales Increase 3.8% --

BOARD DECLARES QUARTERLY DIVIDEND

HOUSTON, TX, August 31, 2006 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four-week period ended August 26, 2006 increased 15.8% to $128.8 million from $111.2 million in the prior year four-week period ended August 27, 2005. Comparable store sales increased 3.8% versus an increase of 1.5% last year. Comparable store sales do not include sales generated at the Company's recently acquired B.C. Moore stores.

Jim Scarborough, Chairman and Chief Executive Officer, commented, "Our 3.8% comparable store sales increase gets us off to a good start for our back-to-school and fall selling periods. All of our key merchandise categories achieved comparable store sales increases during the month of August, and our top performing businesses were cosmetics (+7.6%), womens special sizes (+7.5%) and home décor (+7.3%).

"Overall for the third quarter, we currently anticipate generating comparable store sales increases in the low single digit range," concluded Mr. Scarborough.

SALES SUMMARY

	Comparable Store Sales Trend % Increase (Decrease)		Total Sales ($ in Millions)
Fiscal Period	2006	2005	2006	2005
1st Quarter	3.2	4.9	343.5	310.1
2nd Quarter	4.5	7.0	362.1	309.4
August	3.8	1.5	128.8	111.2
Year-To-Date (7 mos)	3.8	5.2	834.4	730.7

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Stage Stores Reports August Sales
Page - 2

Store Activity

During August, the Company opened new Peebles stores in Lafayette, GA, Ellwood City, PA and Mocksville, NC. In addition, the Company opened 23 converted B.C. Moore stores under its Peebles banner on August 3rd, opened another 11 converted stores on August 17th, and opened 9 more converted stores on August 30th. Of the 43 converted B.C. Moore stores that have been opened, 10 are located in Alabama, 25 are located in Georgia and 8 are located in South Carolina. Going forward, an additional 8 to 9 stores are scheduled to open every two weeks through mid-October.

Quarterly Cash Dividend

The Company announced that, on August 30, 2006, its Board of Directors declared a quarterly cash dividend of $0.05 per share on the Company's common stock, payable on September 27, 2006 to shareholders of record at the close of business on September 12, 2006.

Internal Review of Company's Inventory Valuation Methodology

The Company also reported today that its management team, along with the Audit Committee of the Board of Directors, is continuing with their review of the Company's inventory valuation methodology. The Company reiterated that its objective is to move the process along as expeditiously as possible, and to complete its review, and issue any revised financial statements, if applicable, and second quarter results, as soon as possible.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 605 stores located in 31 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. In addition, on February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations situated in the Southeast. The Company has completed the conversion of 43 of the acquired stores to its Peebles name and format, and currently plans to convert 26 of the remaining acquired stores to its Peebles name and format, in phases, through mid-October. The remaining 9 non-converted stores will be closed. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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Stage Stores Reports August Sales
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"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook for comparable store sales during the third quarter, as well as comments regarding the Company's B.C. Moore stores conversion plans. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 13, 2006, in the Company's most recent quarterly report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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